EMPLOYMENT AGREEMENT

This Agreement is entered into on the 20th day of April, 2007 by and between DMP, Inc. (hereinafter "DMP”) and Kurtis Cockrum (hereinafter "Employee").

WHEREAS, The DMP is engaged in the business of Direct selling though media marketing; and

WHEREAS, Employee has acquired special skills and abilities to be "PRESIDENT" for DMP; and

WHEREAS, To obtain the benefit of employee's experience, skills and abilities, DMP desires to employ Employee on the terms and conditions set forth in this Agreement; and

WHEREAS, Employee desires to be employed by DMP on the terms and conditions set forth in this Agreement.

WHEREAS, Employee has previously been appointed as a member of the Board of Directors of DMP and is currently holding the position of Chairman of said Board

WHEREAS, DMP has already issued (pursuant to a Board Resolution) to Employee 2,000,000 shares of DMP restricted common stock for services performed by Employee in his capacity as advisor and consultant; and

WHEREAS, DMP has already issued (pursuant to a Board Resolution) to Employee 5,000,000 shares of DMP restricted common stock as incentive for accepting this appointment; and

WHEREAS, DMP has already issued to Employee a term sheet essentially setting forth the terms of this agreement.

NOW THEREFORE, in consideration of the mutual promises and agreements set forth below, it is agreed as follows:

1.           Term of Employment. The DMP hereby employs employee "at will", as that term is defined under California Law, and Employee hereby accepts employment with the Company as an "at will" employee, for a period beginning as of April 20, 2007, and continuing unless and until terminated by either party pursuant to their rights under California Law. As used in this Agreement, "Employment Term" means the entire period of employment of Employee by the Company hereunder.

2.           Position. Employee is hereby employed as DMP's "President" and shall perform his duties in to the best of Employee's ability and experience. Employee shall at all times loyally and conscientiously perform all of the duties and obligations required as President of DMP. Immediately after execution of this agreement, Michael S. DeBenon shall resign as DMP's current President but shall retain the positions of Secretary and Treasurer.

3.           Limitations On Other Activities

3.1           Restrictions On Outside Business Activities. During the Term of Employment, Employee shall not, without the prior written consent of DMP, directly or indirectly render any services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, or engage in any other business activity that may interfere with the performance of his duties under this Agreement.

3.2           Covenant Not To Compete During Employment Term. During the Employment Term, Employee shall not, directly or indirectly, whether as a principal, partner, employee, creditor, shareholder or otherwise, promote, participate in or engage in any business competitive with the Company.

3.3           Non-Solicitation Of Employees. During the Employment Term, and for a period of one year following termination of this agreement, Employee shall not interfere with the business of DMP by soliciting, attempting to solicit, inducing, or otherwise causing any employee of DMP to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of DMP. Employee acknowledges that any breach of the non-solicitation covenant will give rise to irreparable injury to DMP, inadequately compensable in damages. Therefore, DMP shall be granted injunctive relief against the breach of the foregoing undertakings, in addition to any other legal remedies available. Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of DMP’s legitimate business interests and are reasonable in scope and effect.

3.4           Non-Solicitation Of Clients During the Employment Term, and for a period of one year following termination of this agreement, Employee agrees, to the extent permitted by law, he will not directly or indirectly, either for himself or for any other person, firm or corporation, call upon, solicit, divert or take away or attempt to solicit clients or take away any of the customers, business or patrons of DMP. Employee acknowledges that any breach of the non-solicitation covenant will give rise to irreparable injury to DMP, inadequately compensable in damages. Therefore, DMP shall be granted injunctive relief against the breach of the foregoing undertakings, in addition to any other legal remedies available. Employee further acknowledges and agrees that the covenants contained herein are necessary for the protection of DMP's legitimate business interest and are reasonable in scope and effect.

4.           Non-Disclosure Of Confidential Information

4.1           Confidentiality Obligation. During the Employment Term and after the termination of Employee's employment with the Company, Employee shall keep in confidence any proprietary or confidential information DMP and shall not use or disclose such information, except to the extent required to perform his work for DMP. Failure to mark any writing as confidential or secret shall not affect the confidential nature of such writing or the information contained therein. At all times during and after Employee's employment with DMP, Employee shall not disclose, sell, transfer or use (except as required by Employee's employment by DMP) any confidential information without first obtaining DMP's consent thereto; it is understood that such consent must be in writing and can only be given by a resolution of the Board of Directors of DMP.

4.2           Definitions. Proprietary or confidential information refers to any information not generally known among the DMP's competitors that has commercial value to DMP. By way of illustration but not limitation, "proprietary" or "confidential" information includes: cost data base; estimates and fees; client lists and contact personnel information; information regarding business plans; budgets and unpublished financial statements; information regarding the skills and compensation of other employees of DMP; purchasing data; plans, specifications, drawings, sketches, layouts, designs; processes and formulas, whether or not reduced to writing, which is or may be used in research and development, production and/or sale of the DMP's products and services; and any other information reasonably designated by DMP as confidential.

4.3           Information That Is Not Confidential. Confidential information does not include any information which becomes public (i.e. is generally known among DMP's competitors) other than as a result of any breach by Employee or any other person of this Agreement or the law.

4.4           Third Party Information. DMP has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on DMP's part to maintain the confidentiality of such information and to use it only for certain requested purposes. During the Employment Term and after the termination of Employee's employment with DMP, Employee will hold Third Party Information in the strictest confidence and will not disclose or use Third Party Information except as permitted by any agreement between the DMP and such third party.

4.5           Information Demanded By Subpoena. If pursuant to subpoena (or otherwise) during the Employment Term or thereafter, a demand is made upon Employee to disclose proprietary or confidential information of DMP or a third party by compulsion of law, Employee shall promptly notify DMP in advance of such proposed disclosure to enable DMP to be heard with respect to any such disclosure or to otherwise respond to any such compulsion if it desires to do so. Any disclosure of proprietary or confidential information by Employee pursuant to Court Order shall not be considered a breach of this Agreement.

4.6           Irreparable Harm. Employee acknowledges that the unauthorized disclosure of any Employer proprietary or confidential information will give rise to irreparable injury to Employer, or customers of Employer, inadequately compensable in damages. Accordingly, Employer, or where appropriate customers or clients of Employer, shall be granted injunctive relief against a breach or threatened breach of the foregoing undertakings of non-disclosure in addition to any other legal remedies available. Employee further acknowledges and agrees that the covenants herein are necessary for the protection of Employer's legitimate business interests and are reasonable in scope and content.

5.           Compensation, Benefits and Payables

5.1           Compensation. Employee's starting salary shall be $6,000 per month during the first 90 days following execution of this agreement or after $500,000 in capital is raised. After such period of time, Employee's salary shall be increased to $10,000 per month. Should the company, in Employee's sole discretion as President, determine it in the best interest not to receive his entire monthly compensation, at any time, any such compensation shall be treated as deferred compensation and will accumulate on the books and provided to Employee at Employee's sole discretion, taking into consideration the funds available and the best interest of DMP. Employee acknowledges that he has already received 2,000,000 of DMP common stock for previous services as an advisor and consultant and further acknowledges that he has received 5,000,000 as incentive for executing this agreement.

5.2           Performance Bonus. Employee shall be eligible for annual performance bonuses. All bonuses to be paid annually at the conclusion of all calendar year end financials. The amount of the performance bonus shall be determined by the Board of Directors and may be by way of monetary compensation, common stock, stock options, or a combination thereof.

5.3           Health Benefits During the Employment Term, DMP shall be responsible for paying Seventy five (75%) of any health insurance coverage for Employee and his dependants. Such amount shall not exceed $1,500 per month. Twenty five percent (25%) shall be paid by the Employee. Coverage to go into effect after the first 30 days of employment

5.4           Vacations Employee shall be entitled to accrue four (4) weeks paid vacation per calendar year of employment. Employee may take vacation time off at such times and for such periods as are mutually agreed upon by the DMP and Employee.

5.5           Reimbursement Of Business Expenses. All approved business expenses reasonably and properly incurred by Employee in promoting the business of the Company shall be reimburse by DMP to Employee, provided that:
a.       Each such expense is of a nature qualifying it as a proper deduction on the federal and state income tax returns of DMP; and

b.       Employee furnishes to DMP adequate records and other documentary evidence required by DMP and federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expense as an income tax deduction.

5.6           Miscellaneous Benefits. DMP. shall provide Employee, at the sole cost to DMP with a cell phone, fax, computer and internet service.

6.           Termination. Either party may terminate this agreement at any time upon 30 days written notice to the other party.

7.           Return Of Materials. Upon the request of DMP or upon termination of Employee's employment., Employee shall deliver to DMP all written and tangible material in his possession or control that incorporates proprietary and confidential information or otherwise relates to DMP's or any customer's business, including, but not limited to, all office equipment, hardware, computer's, blue prints, notebooks, documents, software, manuals, memoranda, reports, files, samples, books, correspondence, lists, or other written, magnetic or graphic records, and the like, including all copies and extracts thereof in any form. This obligation with respect to proprietary or confidential information extends to information belonging to customers of DMP who may have disclosed such information belonging to customers of DMP who may have disclosed such information to Employee as the result of his status as an employee of the Company.

8.           Conflict Of Interest. Employee shall conduct the business DMP to avoid actual or potential conflicts of interest and shall immediately report to the Board of Directors any actual or potential conflicts of interest. A potential or actual conflict of interest exists when business dealings with an outside firm or person result in unusual gain for that firm or person. Unusual gain means illegal or unauthorized referrals, bribes, product bonuses, special fringe benefits, unusual price breaks and other windfalls designed to ultimately benefit the outside firm or person. A potential or actual conflict of interest also exists when an employee of DMP is in a position to influence a decision that may result in a personal gain for an employee of DMP or for a relative of the employee as a result of DMP's business dealings. Personal gain results when an employee or relative receives any promotional item, insurance company compensation, kickback, bribe, substantial gift or special consideration as a result of any transaction or business dealings involving DMP or its employees. For purposes of this Section 8, a relative is any person who is related by blood or marriage, or whose relationship with the employee is similar to that of persons who are related by blood or marriage.

9.           Costs and Expenses. Each of the parties shall pay all costs and expenses incurred or to be incurred by them in negotiating and preparing this Agreement and in closing and carrying out the transaction contemplated by this Agreement.

10.           Enforceabilitv If any provision of provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this agreement shall not in any way be effected or impaired thereby. To the fullest extent possible, the provisions of this Agreement (including, without limitation, each provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provisions held invalid, illegal or unenforceable.

11.           Modifications. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or not similar) shall be binding unless executed in writing by both parties hereto, nor shall such waiver constitute a continuing waiver.

12.           Arbitration. Any controversy relating to this Agreement shall be submitted to and settled by binding Arbitration in accordance with the rules of the American Arbitration Association which are in effect at the time the demand for Arbitration is filed. In the event that an Arbitrator requests reasonable compensation for serving as such, the parties agree to share equally the costs of such compensation.

13.           Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.

14.           Binding Agreement. This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and assigns.

15.           Attorney Fees/Cost. If any legal action or Arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged breach, dispute, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys fees and other costs incurred in that action or proceeding.

16.           Counterparts. This Agreement shall be executed in any one or more counter parts, each of which shall be deemed an original, but all of which shall constitute one document.

17.           Governing Law. This Agreement shall be construed in accordance with, and governed by the laws of the State of California.

18.           Separate Counsel. Each party acknowledges that they were advised that they were entitled to separate counsel and they have either employed such counsel or voluntarily waived their right to consult with counsel.

19.           Headings. The various headings and numbers herein and the grouping of provisions of this Agreement into separate divisions are for the purpose of convenience only and shall not be considered a part hereof. The language in all parts of this Agreement shall in all cases be construed in accordance to its fair meaning as if prepared by all parties to the agreement and not strictly for or against any of the parties.

20.           Notices. All notices or other communications DMP hereunder shall be in writing and addressed to DM PRODUCTS and in care of the DMP's Secretary at the Company's main office address. Any notice required to be given or delivered to Employee shall be in writing and addressed to Employee at the address indicated below Employee's signature line on this Agreement. All notices shall be deemed to have been given or delivered upon personal delivery or upon deposit in the United States mail, postage prepaid and properly addressed to the party to be notified.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it effective on the day and year herein written.

DM PRODUCTS
a California corporation

/s/ Kurtis Cockrum         /s/ Michael S. DeBenon
Kurtis Cockrum, Employee       Michael S. DeBenon, President